EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES INCREASED EARNINGS FOR ITS
 197th YEAR OF OPERATION IN 2012 AND A SHARE REPURCHASE PROGRAM

York, Pennsylvania, March 12, 2013:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's fourth quarter and 2012 earnings.

President Hines reported that operating revenues for the fourth quarter of 2012 increased $320,000 and net income increased $275,000 over the fourth quarter of 2011.  Higher operating revenues and lower maintenance expenses offset higher income taxes and increased depreciation resulting in higher net income for the fourth quarter of 2012.  Earnings per share for the fourth quarter of 2012 were $0.02 higher than the fourth quarter of 2011.

President Hines also reported that annual operating revenues for 2012 increased $818,000 and that net income increased $219,000 as compared to 2011.  Higher revenues were due to an increase in the Distribution System Improvement Charge (DSIC) and growth in the customer base, mainly through acquisitions.  The DSIC is a surcharge allowed by the Pennsylvania Public Utility Commission for the replacement of aging infrastructure.  In addition to the increased revenue, lower expenses for power, the provision for doubtful accounts, tank remediation and insurance contributed to higher 2012 net income.  Earnings per share for 2012 were $0.01 higher than 2011.

During the year, the Company invested $11.5 million in capital projects for upgrades to its water treatment and enterprise software systems, as well as various scheduled replacements of infrastructure. During 2012, the Company replaced or relined over 40,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  In addition, the Company invested $661,000 in the acquisitions of water and wastewater systems.  President Hines reported that York Water plans to invest approximately $14.1 million in 2013 and $14.0 million in 2014, excluding acquisitions, for expansion and improvements to its pipes, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.
	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2012	2011	2012	2011
Operating Revenues	$10,401	$10,081	$41,447	$40,629
Net Income	$2,398	$2,123	$9,303	$9,084
Average Number of Common Shares Outstanding	12,893	12,772	12,847	12,734
Basic Earnings Per Common Share	$0.18	$0.16	$0.72	$0.71
Dividends Paid Per Common Share	$0.1383	$0.1336	$0.5391	$0.5266

President Hines also reported that York Water's Board of Directors has authorized a share repurchase program granting the Company authority to repurchase up to 1.2 million shares of the Company's common stock from time to time. Under the stock repurchase program, the Company may repurchase shares in the open market or through privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions, and will be at the discretion of the Company.  All open market purchases made through the program are expected to comply with Securities and Exchange Commission Rule 10b-18.  York Water may suspend or discontinue the repurchase program at any time.  President Hines commented, "the share repurchase program reflects our confidence in the Company and demonstrates our commitment to providing value to our shareholders."

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.